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EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF HYDROX SALES CORP. (Pursuant to Section 242 of the Delaware General Corporation Law)

The undersigned, Morris Diamond and Shirley Diamond~ President and Secretary of Hydrox Sales CORP., (the "Company") and existing under the laws of the State of Delaware do hereby certify that;

I. The Certificate of Incorporation of the Company is hereby amended pursuant to
Section 242(a)(1) of the General Corporation Law of the State of Delaware, in Article One thereof by the substitution of the following provision:

First: The name of the corporation shall be: CARCORP USA CORPORATION

2. The Certificate of Incorporation of the Company is hereby amended pursuant to
Section 242( a )(1 ) of the General Corporation Law of the State of Delaware, in Article Forth thereof by the addition of the following provisions:

4.1 Reclassification of Shares. Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Company's Common Stock, par value $0.001 per share issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the record holder thereof be reclassified as and changed into one third (1/3) of a share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each record holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certification, whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Exchange Agent - for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent on1y the right to receive new Certificates pursuant to the provisions hereof. One full share representing each fractional share interest in New Common Stock will be issued by the Company. A record holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the record holder would otherwise be entitled, one full share. If more than one Old Certificate shall be surrendered at one time for the account of the same record stockholder, the number of fun shares of New Common Stock for which new Certificates shall be issued shall be

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computed on the basis of the aggregate number of shares represented by the Old
Certificates so surrendered. In the event that the Company's Exchange Agent determines that a record holder of Old Certificates has not tendered all of his certificates for exchange, the Exchange Agent shall carryforward any fractional share until all certificates of that record bolder have been presented for exchange such that issuance FOR fractional shares to anyone person shall be one additional share for each fractional share.. If any new Certificate is to be issued in the name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form FOR transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the exchange Agent that such taxes are not payable. From and after the Effective Date the amount which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

4.2 Authorized Capital Prior to Reclassification. The total number of shares which the corporation was authorized to issue prior to the reclassification effected in section 4.1 above was 20,000,000 of Common Stock having a par value of $0.001 per share and no Preferred Stock.

4.3 Authorized Capital After Reclassification. Effective as of the date this amendment is filed with the Delaware Secretary of State, the total number of shares which the corporation is authorized to issue is 100,000,000 of Common Stock having a par value of $0.001 per share and no Preferred Stock.

3. The foregoing Amendment to the Certificate of Incorporation was authorized by the Board of Directors and duly adopted by consent action by the holders of in excess of sixty two percent (62% ) of the Company's outstanding stock entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment this 24th day of January, 2001 and DO HEREBY CERTIFY, that the facts stated in this Certificate of Amendment are true and correct.




By: /s/ Morris Diamond
Morris Diamond, President





By: /s/ Shirley Diamond
Shirley Diamond, Secretary